Exhibit 99.1

NEWS RELEASE

Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E  : 713-529-6600
lelliott@drg-e.com  / apearson@drg-e.com

For Immediate Release

Gastar Exploration Updates Donelson #4 Drilling Status

HOUSTON, March 3, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) announced today that the Donelson #4 well was drilled to a total depth of 19,000 feet; however, while addressing hole stability problems, the well experienced a significant gas kick and will have to be plugged back to approximately 18,100 feet and re-drilled to revised total depth of 18,700 feet.  This second sidetrack operation is expected to take four to six weeks and require approximately $1.0 million in gross additional costs.  The revised estimate of gross costs for the well is now $14 million to drill and complete.  Gastar has a 67% before payout working interest and approximate 50% before payout net revenue interest in the Donelson #4.

J. Russell Porter, Gastar’s President and CEO, commented, “We are encouraged since the Donelson #4 encountered several strong drilling breaks and gas shows in the targeted lower Bossier formations.  We have obtained certain log information that confirms the presence of the B5 sand and the top of the B6 sand, which are the sands producing in the offset Belin #1 and Donelson #3 wells.  While the additional costs and delays to re-drill a portion of the well will affect our first quarter 2010 production levels and capital expenditures, these deep Bossier wells provide the opportunity for excellent rates of return and prolific production levels.”

About Gastar Exploration
Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

The NYSE Amex has not reviewed and does not accept responsibility for the adequacy of this release.
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